NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire classes of the following Securities: BellSouth Telecommunications, Inc. Fifteen Year 5 7/8% Debentures due January 15, 2009 Thirty Year 7% Debentures due October 1, 2025 Fifty Year 5.85% Debentures due November 15, 2045 One Hundred Year 7% Debentures due December 1, 2095 One Hundred Year 6.65% Zero-To-Full Debentures, due December 15, 2095 Twenty Year 6.30% Amortizing Debentures, due December 15, 2015 Thirty Year 6 3/8% Debentures, due June 1, 2028 BellSouth Capital Funding Corporation One Hundred Year 7.12% Debentures due July 15, 2097 Cingular Wireless LCC 6.50% Senior Notes due December 15, 2011 7.125% Senior Notes due December 15, 2031 (collectively, the 'Securities') from listing and registration on the Exchange at the opening of business on January 19, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of December 29, 2006, BellSouth Corporation (the 'Company') merged with AT&T Inc. The merger became effective on December 29, 2006. The Common Stock of BellSouth Corporation was suspended before the opening of business on January 3, 2007. A Form 25 was filed with the Commission to deregister the Common Stock of the Company on January 4, 2007. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' In view of the fact that the Common Stock of the Company was suspended from trading on the Exchange on January 3, 2007, following the aforementioned merger, the Exchange also considered the appropriateness of the continued listing of the Securities and determined that the Securities are no longer suitable for continued listing on the Exchange. 2. The Exchange, on January 3, 2007, determined that the Securities of the Company should be suspended immediately from trading, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was immediately issued and an announcement was made on the 'ticker' of the Exchange immediately and at the close of the trading session on January 3, 2007, of the suspension of trading in the Securities. Similar information was included on the Exchange's website. 4. On January 9, 2007, the Exchange received a letter from the Company advising that it formally waived its right to a hearing relative to the delisting of the stated Securities. 5. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 3, 2007.